Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

August 9, 2010

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Inside iPath®

Exchange Traded Notes (ETNs)

Barclays

iPath®

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Another innovation from Barclays

What are iPath ETNs?

The benefits of iPath ETNs

• Operationally efficient

• Inflation hedge

• Liquidity

Unique access

• Commodities

• Emerging Markets

• Fixed Income

• Currencies

• Strategies

Read slide.

iPath®

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iPath ETNs

Securities issued by Barclays Bank PLC

• Senior, unsecured debt

• No principal protection or interest payments

Linked to the return of the market benchmarks or strategies,

less investor fees

• Unlike ETFs, no underlying assets are held

Intraday trading flexibility like most equities

What exactly are iPath ETNs? iPath ETNs are senior, unsecured debt securities issued by

Barclays Bank PLC that seek to provide the return of the underlying market benchmark or strategy, less investor fees. There are no underlying holdings and the iPath ETNs currently available do not provide principal protection or interest payments.

iPath ETNs are not rated, but are backed by the credit of Barclays Bank PLC. Barclays

Bank PLC’s long-term, unsecured obligations are rated*:

•AA- by Standard & Poor’s

•Aa3 by Moody’s Investors Service, Inc.

While iPath ETNs are not equities or index funds, they do share several characteristics with them.

For example, like most equities:

•Trading flexibility on an exchange

•Long or short: iPath ETNs can be shorted on an uptick or downtick and, subject to the ability to locate shares, borrowed.

Like an index fund:

•Linked to the return of benchmark indexes

•Low investor fees

*The iPath ETNs are not rated, but rely on the ratings of their issuer, Barclays Bank PLC.

Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the market price or marketability of the

iPath ETNs.

iPath®

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Brought to you by Barclays

Barclays Bank PLC is the issuer of iPath ETNs

• One of the largest financial services companies in the world with over 300 years of history and expertise in banking

• A major global financial services provider engaged in

• Retail banking

• Credit cards

• Corporate and investment banking

• Wealth management

• Extensive international presence in Europe, the Americas, Africa and Asia

• Operating in over 50 countries and employs approximately

144,000 people

Barclays Capital Inc. acts as the issuer’s agent in connection with the distribution of

iPath ETNs.

Source: Barclays Capital Inc.

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iPath®

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Trading iPath ETNs

Buy or sell anytime during market hours

• Trade at market price

Redeem directly to Barclays Bank PLC

• Typically in amounts of at least 50,000 units per

redemption (a redemption charge may apply)1

• See relevant prospectus for procedures

Hold until maturity

1. The issuer may from time to time in its sole discretion reduce, in part or in whole, the minimum redemption amount of 50,000 units, applicable to all holders, at the time the reduction becomes effective.

iPath ETNs offer easy transferability, an exchange listing, and intraday trading flexibility.

The iPath ETNs currently available can be bought or sold anytime during market hours at market prices. If an active secondary market develops, it is expected that investors will purchase and sell iPath ETNs primarily in this secondary market.

In addition to daily exchange liquidity, all iPath ETNs can be redeemed to the issuer in large,

institutional size blocks (typically 50,000 units), subject to the procedures described in the relevant prospectus. Certain iPath ETNs will incur a redemption charge upon early redemption. The redemption feature is intended to induce arbitrageurs to counteract any trading of the iPath ETNs at a premium or discount to their intrinsic economic value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Alternatively, investors may hold the Securities until maturity and receive a cash payment from the Issuer, Barclays Bank PLC equal to the payment at maturity as described in the relevant prospectus.

iPath®

## Global opportunities

| | Ticker | Yearly Fee[1] | Maturity Date |
|---|---|---|---|
| **iPATH ALTERNATIVE ETNs** | | | |
| iPath® Global Carbon ETN | GRN | 0.75% | 6/24/38 |
| iPath® S&P 500 VIX Short-Term Futures™ ETN | VXX | 0.89% | 1/30/19 |
| iPath® S&P 500 VIX Mid-Term Futures™ ETN | VXZ | 0.89% | 1/30/19 |
| **iPATH EMERGING MARKET ETN** | | | |
| iPath® MSCI India Index℠ ETN[2] | INP | 0.89% | 12/18/36 |
| **iPATH EXCHANGE RATE ETNs** | | | |
| iPath® EUR/USD Exchange Rate ETN | ERO | 0.40% | 5/14/37 |
| iPath® GBP/USD Exchange Rate ETN | GBB | 0.40% | 5/14/37 |
| iPath® JPY/USD Exchange Rate ETN | JYN | 0.40% | 5/14/37 |
| **iPATH FIXED INCOME ETNs** | | | |
| iPath® US Treasury Steepener ETN | STPP | 0.75% | 8/13/20 |
| iPath® US Treasury Flattener ETN | FLAT | 0.75% | 8/13/20 |
| iPath® US Treasury 2-year Bull ETN | DTUL | 0.75% | 8/13/20 |
| iPath® US Treasury 2-year Bear ETN | DTUS | 0.75% | 8/13/20 |
| iPath® US Treasury 10-year Bull ETN | DTYL | 0.75% | 8/13/20 |
| iPath® US Treasury 10-year Bear ETN | DTYS | 0.75% | 8/13/20 |
| iPath® US Treasury Long Bond Bull ETN | DLBL | 0.75% | 8/13/20 |
| iPath® US Treasury Long Bond Bear ETN | DLBS | 0.75% | 8/13/20 |
| **iPATH STRATEGY ETNs** | | | |
| iPath® CBOE S&P 500 BuyWrite Index℠ ETN | BWV | 0.75% | 5/28/37 |
| iPath® Optimized Currency Carry ETN | ICI | 0.65% | 1/28/38 |

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.
2. Closed to further issuances.

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iPath

The iPath ETNs currently available offer access to commodities, fixed income, emerging markets, currencies and strategies. Each iPath ETN is linked to the performance of its respective index.

## Global opportunities

| | Ticker | Yearly Fee[1] | Maturity Date |
|---|---|---|---|
| **iPATH COMMODITY ETNs** | | | |
| **Broad** | | | |
| iPath® Dow Jones–UBS Commodity Index Total Return℠ ETN | DJP | 0.75% | 6/12/36 |
| iPath® S&P GSCI® Total Return Index ETN | GSP | 0.75% | 6/12/36 |
| **Sector** | | | |
| iPath® Dow Jones–UBS Agriculture Subindex Total Return℠ ETN | JJA | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Energy Subindex Total Return℠ ETN | JJE | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Grains Subindex Total Return℠ ETN | JJG | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Softs Subindex Total Return℠ ETN | JJS | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Industrial Metals Subindex Total Return℠ ETN | JJM | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Livestock Subindex Total Return℠ ETN | COW | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Precious Metals Subindex Total Return℠ ETN | JJP | 0.75% | 6/24/38 |
| **Single Commodities** | | | |
| iPath® Dow Jones–UBS Aluminum Subindex Total Return℠ ETN | JJU | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Cocoa Subindex Total Return℠ ETN | NIB | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Coffee Subindex Total Return℠ ETN | JO | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Copper Subindex Total Return℠ ETN | JJC | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Cotton Subindex Total Return℠ ETN | BAL | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Lead Subindex Total Return℠ ETN | LD | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Natural Gas Subindex Total Return℠ ETN[2] | GAZ | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Nickel Subindex Total Return℠ ETN | JJN | 0.75% | 10/22/37 |
| iPath® Dow Jones–UBS Platinum Subindex Total Return℠ ETN[2] | PGM | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Sugar Subindex Total Return℠ ETN | SGG | 0.75% | 6/24/38 |
| iPath® Dow Jones–UBS Tin Subindex Total Return℠ ETN | JJT | 0.75% | 6/24/38 |
| iPath® Dow Jones–GSCI® Crude Oil Total Return Index ETN | OIL | 0.75% | 8/14/36 |

1. The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com.
2. Closed to further issuances.

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iPath

The iPath ETNs currently available offer access to commodities, fixed income, emerging markets, currencies and strategies. Each iPath ETN is linked to the performance of its respective index.

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Familiar features. Unique benefits.

Index Mutual

Funds ETNs ETFs

Underlying securities ? ?

Market risk ? ? ?

Credit risk of issuer ?

Intraday exchange liquidity ? ?

Institutional size holder redemption ? ? ?

Short sales ? ?

Transparency * ? ?

*	Mutual funds are only required to report holdings on a monthly basis.

Index Mutual Funds

Recourse: Portfolio of securities

Principal risk: Market risk

Liquidity: Once a day at NAV

Institutional size holder redemption: Daily via custodian

Short sales: None

ETNs

Recourse: issuer credit

Principal risk: market and issuer risk

Liquidity: Daily on an exchange

Institutional size holder redemption: daily to issuer

Short sales: Yes, on an uptick or a downtick

ETFs

Recourse: Portfolio of securities

Principal risk: market risk

Liquidity: daily on an exchange

Institutional size holder redemption: daily via custodian

Short sales: Yes, on an uptick or a downtick

iPath®

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Innovation in Exchange Traded Products

• Unique access

• Broader opportunities

• Flexibility

iPath ETNs provide investors the vehicles to construct broadly diversified portfolios of traditional assets and alternative, historically low-correlating assets. They offer:

• Immediate exposure to asset classes that haven’t always been easy to access.

• Broadened asset class opportunities that expand the range and depth of possible strategies that might be explored.

• Flexibility with the liquidity provided by an exchange listing and a holder redemption feature.

iPath®

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An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents

Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at

www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

BlackRock Fund Distribution Company assists in the promotion of the Securities.

iPath ETNs (the “Securities”) are unsecured obligations of Barclays Bank PLC and are not secured debt.

The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment,

and illiquidity. Investing in the Securities is not equivalent to investing directly in an index or in any particular index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your Securities even if the level of the relevant index has increased or decreased (as may be applicable to the particular series of Securities).

An investment in iPath ETNs may not be suitable for all investors.

The Securities may be sold throughout the day on the exchange through any brokerage account. There are restrictions on the minimum number of Securities you may redeem directly with the issuer as specified in the applicable prospectus.

Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of Securities.

Sales in the secondary market may result in significant losses.

iPath®

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iPath ETNs typically have lower investor fees than currently existing mutual funds that invest in similar markets and are available to retail investors. Buying and selling iPath ETNs will result in brokerage commissions.

A “buy-write” strategy consists of a hypothetical portfolio consisting of a “long” position in the components of an underlying index and the sale of a succession of one-month, at-the-money call options on the underlying index or its components. An investment in iPath ETNs linked to buy-write strategies limit participation in any appreciation of the underlying indexes above the strike price of the call options sold,

but exposure to any decline in the value of the indexes will not be limited. Stock and option prices may change unpredictably, affecting the value of the buy-write strategy and, consequently, the value of your

Securities in unforeseeable ways.

The index components for iPath ETNs linked to commodities indexes are concentrated in the commodities sector. The market value of the Securities may be influenced by many unpredictable factors, including,

where applicable, highly volatile commodities prices; changes in supply and demand relationships;

weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity. These factors may affect the value of the index and the value of your Securities in varying ways.

iPath®

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In addition to factors affecting commodities generally, index components composed of futures contracts on industrial metals or energy-related commodities may be subject to additional factors specific to industrial metals or energy-related commodities that might cause price volatility. These may include changes in the level of industrial or commercial activity using industrial metals or with high levels of energy demand; the availability and price of substitutes such as man-made or synthetic substitutes or alternative sources of energy; disruptions in the supply chain; adjustments to inventory; variations in production costs; costs associated with regulatory compliance, including environmental regulations; and changes in industrial,

government and consumer demand, both in individual consuming nations and internationally. Index components composed of futures contracts on agricultural products may be subject to additional factors specific to agricultural products that might cause price volatility. These may include weather conditions,

including floods, drought and freezing conditions; changes in government policies; planting decisions; and

changes in demand for agricultural products, both with end users and as inputs into various industries. Index components composed of futures contracts on precious metals may be subject to additional factors specific to precious metals that might cause price volatility. These may include disruptions in the supply chain,

variations in production costs, costs associated with regulatory compliance, including environmental regulations, changes in industrial, government and consumer demand, and in the case of gold and silver,

precious metal leasing rates, currency exchange rates, the level of economic growth and inflation and the degree to which consumers, governments, corporate and financial institutions hold physical gold or silver as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension.

iPath®

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An investment in iPath ETNs linked to the performance of a foreign currency exchange rate is subject to risks associated with fluctuations, particularly a decline, in the price of the applicable single foreign currency relative to the US dollar. Factors that may have the effect of causing a decline in the price of a foreign currency include national debt levels and trade deficits, domestic and foreign inflation rates, domestic and foreign interest rates, and global or regional economic, financial, political, regulatory, geographical or judicial events. Currency exchange rates may be extremely volatile, and exposure to a single currency can lead to significant losses.

An investment in the iPath ETNs linked to the MSCI India Total Return IndexSM may carry risks similar to a concentrated securities investment in a single region. International investments may involve risk of capital loss from unfavorable fluctuation in currency values, from differences in generally accepted accounting principles or from economic or political instability in other nations. Emerging markets involve heightened risks related to the same factors as well as increased volatility and lower trading volume. Securities focusing on a single country may be subject to higher volatility.

An investment in iPath ETNs linked to the performance of the Barclays Capital Intelligent Carry IndexTM is

subject to risks associated with fluctuations, particularly a decline, in the value of the index. Because the carry trade involves investing in high-yielding currencies with the exposure financed by borrowings in lowyielding currencies, the success of the index strategy, the level of the index and the market value of the securities will depend on the exchange rates and interest rates applicable to the index constituent currencies. If the applicable exchange rates or interest rates move against the direction targeted by the index strategy, the level of the index and the market value of the securities, will decline. Factors that may contribute to volatile fluctuations in the index include exchange rates applicable to the index constituent currencies, interest rates applicable to the constituent currencies, the prevailing interest rate environment,

and global or regional economic, financial, political, regulatory, geographical or judicial events that affect exchange rates and interest rates.

iPath®

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An investment in iPath ETNs linked to the performance of the Barclays Capital Global Carbon Index Total

ReturnTM is subject to risks associated with fluctuations, particularly a decline, in the performance of the index caused by unpredictable volatility and movement in the prices of the index components. Trading in futures contracts on carbon emissions commodities, including trading in the index components, is speculative and can be extremely volatile. The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. Market prices of the index components may fluctuate rapidly based on numerous factors including but not limited to changes in supply and demand, domestic and foreign political or government actions and technological developments. These factors could adversely affect the value of the Index and, therefore, the value of your Securities.

Cap & Trade mechanisms have arisen primarily due to relative international consensus on the correlation between the rise in Green House Gas emissions and the onset of Global Warming. Accordingly, changes in regulation and enforcement of Cap & Trade mechanisms as a result of changes in international consensus can adversely affect market behavior and the value of the Securities.

An investment in iPath ETNs linked to the performance of the S&P 500 VIX Short-Term FuturesTM Index TR and the S&P 500 VIX Mid-Term FuturesTM Index TR is subject to risks associated with fluctuations,

particularly a decline, in the performance of each index. Because the performance of each index is linked to the CBOE Volatility Index (the “VIX Index”), the performance of each index will depend on many factors including the level of the S&P 500® Index, the prices of options on the S&P 500® Index and the level of the

VIX Index, which may change unpredictably, affecting the value of futures contracts on the VIX Index and,

consequently, the level of each index. Additional factors that may contribute to fluctuations in the level of each index include prevailing market prices and forward volatility levels of the US stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the

VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets.

iPath®

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An investment in iPath ETNs linked to the performance of the Barclays Capital US Treasury 2Y/10Y Yield

Curve Index™ is subject to risks associated with fluctuations, particularly a decline (or, in the case of iPath

ETNs inversely linked to the performance of the index, an increase) in the value of the index. The market value of the ETNs may be influenced by many unpredictable factors.

There is no guarantee that the index level will decrease or increase by 1.00 point for every 0.01% decrease or increase, respectively, in the difference between the 2-year yield and the 10-year yield. Market prices for 2-

year and 10-year Treasury futures contracts may not capture precisely the underlying changes in the 2-year yield and the 10-year yield. The index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields. Additionally, the index’s weights are rebalanced on a monthly basis only and such weightings may not be optimal on any given index business day. For a description of additional risks of investing in the ETNs, see “Risk Factors” in the applicable prospectus.

An investment in iPath ETNs linked to the performance of any of the Barclays Capital 2Y US Treasury Futures

Targeted Exposure Index™, the Barclays Capital 10Y US Treasury Futures Targeted Exposure Index™ or the

Barclays Capital Long Bond US Treasury Futures Targeted Exposure Index™ is subject to risks associated with fluctuations, particularly a decline (or, in the case of iPath ETNs inversely linked to the performance of any of such indexes, an increase) in the value of the respective index. The market value of the ETNs may be influenced by many unpredictable factors.

There is no guarantee that the respective index level will increase or decrease by 1.00 point for every 0.01%

decrease or increase, respectively, in the 2-year, 10-year or Long-Bond yield, as the case may be. Market prices for 2-year, 10-year or Long-Bond Treasury futures contracts may not capture precisely the underlying changes in the 2-year, 10-year and Long-Bond yields, respectively. The index calculation methodology uses the mathematical approximation of modified duration, which has certain limitations in approximating the relationship between Treasury note prices and yields. Additionally, the index’s weights are rebalanced on a monthly basis only and such weightings may not be optimal on any given index business day. For a description of additional risks of investing in the ETNs, see “Risk Factors” in the applicable prospectus.

iPath®

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The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of

CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes,” “UBS,” “Dow Jones-UBS Commodity IndexSM,”

“DJ-UBSCISM,” “Dow Jones-UBS Commodity Index Total ReturnSM,” “Dow Jones-UBS Agriculture Subindex

Total ReturnSM,” “Dow Jones-UBS Aluminum Subindex Total ReturnSM,” “Dow Jones-UBS Cocoa Subindex

Total ReturnSM,” “Dow Jones-UBS Coffee Subindex Total ReturnSM,” “Dow Jones-UBS Copper Subindex Total

ReturnSM,” “Dow Jones-UBS Cotton Subindex Total ReturnSM,” “Dow Jones-UBS Energy Subindex Total

ReturnSM,” “Dow Jones-UBS Grains Subindex Total ReturnSM,” “Dow Jones-UBS Industrial Metals Subindex

Total ReturnSM,” “Dow Jones-UBS Lead Subindex Total ReturnSM,” “Dow Jones-UBS Livestock Subindex Total

ReturnSM,” “Dow Jones-UBS Natural Gas Subindex Total ReturnSM,” “Dow Jones-UBS Nickel Subindex Total

ReturnSM,” “Dow Jones-UBS Platinum Subindex Total ReturnSM,” “Dow Jones-UBS Precious Metals Subindex

Total ReturnSM,” “Dow Jones-UBS Softs Subindex Total ReturnSM,” “Dow Jones-UBS Sugar Subindex Total

ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are servicemarks of Dow Jones Trademark

Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME

Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indexes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME

Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME

Indexes, or any of their subsidiaries or affiliates make any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indexes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indexes particularly.

The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and

the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities.

iPath®

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The Pricing Supplement contains a more detailed description of the limited relationship MSCI has with

Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or servicemark to sponsor,

endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

“S&P GSCI®,” “S&P GSCI® Index,” “S&P GSCI® Total Return Index,” “S&P GSCI® Commodity Index” and “S&P

GSCI® Crude Oil Total Return Index” are trademarks of The McGraw-Hill Companies, Inc., and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold or promoted by

Standard & Poor’s, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). Standard & Poor’s does not make any representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P GSCI® to track general stock market performance.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM,” and “500” are trademarks of S&P and

“BuyWrite” and “CBOE” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”).

These marks have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed,

sold or promoted by S&P or the Index Sponsor and neither S&P nor the Index Sponsor make any representation regarding the advisability of investing in the Securities.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500TM,” “S&P 500 VIX Short-Term FuturesTM”

and “S&P 500 VIX Mid-Term FuturesTM” are trademarks of S&P and have been licensed for use by Barclays.

“VIX” is a registered trademark of the CBOE and has been licensed for use by S&P. The Securities are not sponsored, endorsed, sold or promoted by S&P or the CBOE. S&P and CBOE make no representation,

condition or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities or in the ability of either index to track market performance.

iPath®

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“Barclays Capital Intelligent Carry IndexTM” and the “USD Intelligent Carry IndexTM” are trademarks of

Barclays Bank PLC.

“Barclays Capital Global Carbon IndexTM” and “Barclays Capital Global Carbon Index Total ReturnTM”

are trademarks of Barclays Bank PLC.

“Barclays Capital US Treasury 2Y/10Y Yield Curve IndexTM,” “Barclays Capital 2Y US Treasury

Futures Targeted Exposure IndexTM,” “Barclays Capital 10Y US Treasury Futures Targeted Exposure

IndexTM” and “Barclays Capital Long Bond US Treasury Futures Targeted Exposure IndexTM” are

trademarks of Barclays Bank PLC.

©2010 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. iP-0249-0810 1792-BR17-7/10

Not FDIC Insured • No Bank Guarantee • May Lose Value

iPath®

1199

Thank you

For more information, visit

www.iPathETN.com

1-877-76-iPath

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